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                                                                    EXHIBIT 99.1

                                              [ALLIANCE GAMING CORPORATION LOGO]

FOR IMMEDIATE RELEASE

                                    Investor and Media Contact: Robert L. Saxton
                                                                 Alliance Gaming
                                                                  (702) 270-7600

ALLIANCE GAMING ANNOUNCES
TWO-FOR-ONE STOCK SPLIT AND
COMPLETION OF ACSC(TM) ACQUISITION

COMPANY SETS THIRD QUARTER EARNINGS RELEASE DATE

LAS VEGAS, March 20, 2002 -- Alliance Gaming Corp. (Nasdaq: ALLY) today announced that its Board of Directors has approved a two-for-one stock split with a record date of April 3, 2002, to be effective as of the opening of trading on April 8, 2002.

    The Company also announced that its Bally Gaming and Systems business unit has completed its acquisition of Advanced Casino Systems Corporation (ACSC), a technology provider to the gaming industry. The purchase price totaled $14.6 million, or $8.5 million net of the cash on hand at ACSC.

    The acquisition provides Bally Gaming and Systems with an additional installed base of approximately 30,000 game monitoring units and positions the Company as the provider of 100 percent of the slot accounting systems in the Atlantic City and the Connecticut casino markets. The ACSC acquisition includes systems accounts at high-profile properties such as Caesars Palace and The Venetian in Las Vegas; Caesars Glory of Rome and Trump Casino in Indiana; the Hollywood casinos in Illinois, Mississippi and Louisiana; the Boomtown and Casino Magic casinos in Mississippi and Louisiana and Casino Morongo and Fantasy Springs in California. Several installations are also pending, including Sam's Town in Las Vegas.

    "We are pleased to complete this acquisition and look forward to building on the relationships already in place with some of the top casino companies in the gaming industry," said Robert Miodunski, President and Chief Executive Officer of Alliance Gaming. "ACSC adds even more systems technology to our product portfolio and builds on the dominant position we have established to capitalize on the slot floor of the future."

    Recognized as the industry leader, the combined operations of Bally Systems and ACSC will now have approximately 200,000 game monitoring units installed in more than 180 casino customers worldwide.

    The ACSC transaction is expected to add approximately $0.12 per share (pre-split) to the Company's earnings over the next 12 months, with approximately $0.02 per share (pre-split) added to the Company's fiscal 2002 earnings. The Company is increasing its fiscal year 2002 guidance to a range of $1.97 to $2.02 per share (pre-split).

    The Company also announced today that it will be releasing its third quarter operating results on April 11, 2002.


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PAGE 2 -- ACSC ACQUISITION


    Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide, is the nation's largest gaming machine route operator, and operates two casinos. Additional information about the company can be found on the Alliance Gaming web site at www.ally.com.

    This news release may contain "forward-looking" statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

                            - ALLIANCE GAMING CORP. -